SOUTHERN CALIFORNIA EDISON LOGO                                               News Release

FOR IMMEDIATE RELEASE

                                                                 Contact:  Corporate Communications, (626) 302-2255
                                                                                                 www.edisonnews.com

                                 SCE Note Exchange Offer Reaches Minimum Condition

         ROSEMEAD, Calif., Feb. 4, 2003-- Southern California Edison (SCE) announced it has been informed by the exchange agent that, as of 5 p.m. Eastern Standard Time (EST) today, approximately $956 million in aggregate principal amount of its outstanding 8.95% Variable Rate Notes due 2003 had been tendered in the exchange offer.
This amount represents in excess of 95.6% of the old notes outstanding.  Thus, the minimum requirement of valid and unwithdrawn tenders representing at least 25% of the old notes has been met.

         The old notes will be exchanged for SCE's First and Refunding Mortgage Bonds, 8% Series 2003A, due
2007.  Consummation of the exchange offer remains subject to the absence of certain adverse legal and market developments prior to the expiration date of the exchange offer at 5 p.m. (EST) on Wednesday, Feb. 19, 2003.

         The offering of the new bonds in the exchange offer is being made only to holders of old notes who have verified to SCE that they are qualified institutional buyers or persons other than a U.S. person located outside the United States, as such terms are defined in Rule 144A and Regulation S under the Securities Act of 1933, as amended.

         The new bonds have not been and will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the new bonds may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy the new bonds.

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